Exhibit 99.1

DANAHER REPORTS RECORD THIRD QUARTER 2012 RESULTS

WASHINGTON, D.C., October 18, 2012 — Danaher Corporation (NYSE:DHR) today announced results for the third quarter of 2012. All financial metrics in this release reflect only the Company’s continuing operations unless otherwise noted.

Net earnings for the quarter ended September 28, 2012 were $548.7 million, or $0.77 per share on a diluted basis, a 5.5% increase over third quarter 2011 GAAP diluted net earnings per share of $0.73 and a 7% increase over third quarter 2011 non-GAAP adjusted diluted net earnings per share of $0.72. Revenues for the quarter declined slightly to $4.4 billion compared to the third quarter of 2011. Core revenues increased 1% in the third quarter of 2012 compared to the third quarter of 2011.

The Company anticipates that GAAP diluted net earnings per share for the quarter ending December 31, 2012 will be in the range of $0.80 to $0.85. The Company revised its full year 2012 GAAP diluted net earnings per share guidance of $3.19 to $3.26 to a new range of $3.14 to $3.19. Additionally, the Company is increasing its previously announced 2012 anticipated restructuring efforts from approximately $100 million to approximately $120 million. The mid-point of the Company’s revised full year 2012 GAAP diluted net earnings per share guidance would result in approximately 14.5% year-on-year growth compared with the Company’s 2011 GAAP diluted net earnings per share of $2.77, and 12% year-on-year growth compared with the Company’s 2011 non-GAAP adjusted diluted net earnings per share of $2.83.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “Our team continued to execute well with solid margin expansion and cash flow performance in the quarter. Despite the macroeconomic pressures, we are successfully protecting our organic investments while remaining active on the acquisition front. We believe our strong recurring revenue base and efforts to reduce our structural costs, coupled with margin expansion opportunities present in our newer businesses position us well for the balance of 2012 and beyond.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website, under the subheading “Investor Events,” shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-801-6497 within the U.S. or by dialing 913-312-0844 outside the US a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s earnings conference call (access code 9404363). A replay of the conference call will be available shortly after the conclusion of the call and through Thursday, October 25, 2012. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 9404363. In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Financial Information.”

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Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. The Danaher Business System provides a foundation to our 59,000 associates around the world, serving customers in more than 125 countries. In 2011, we generated $16.1 billion of revenue. For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated diluted net earnings per share for the fourth quarter and full year 2012, the Company’s anticipated 2012 restructuring activities, the Company’s organic investments, acquisition activity, recurring revenues and cost reduction efforts, the margin expansion opportunities in the Company’s newer businesses, the Company’s positioning for the remainder of 2012 and beyond and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions (including our ability to effectively integrate the Beckman Coulter acquisition and realize the anticipated benefits therefrom), contingent liabilities relating to acquisitions (including our acquisition of Beckman Coulter) and divestures, our compliance with applicable laws and regulations (including regulations relating to medical devices and the healthcare industry) and changes in applicable laws and regulations, our ability to effectively address cost reduction and other changes in the healthcare industry, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, the impact of our debt obligations on our operations, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, labor matters, international economic, political, legal and business factors, risks relating to man-made and natural disasters, pension plan costs and our non-controlling interest in the Apex joint venture. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2011 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2012. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Please contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Ave, NW

Suite 800W

Washington, D.C. 20037

Telephone:        (202) 828-0850

Fax:                    (202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Sales	$4,415,543	$4,445,787	$13,285,222	$11,373,856
Cost of sales	(2,137,541)	(2,262,706)	(6,416,220)	(5,524,373)

Gross profit	2,278,002	2,183,081	6,869,002	5,849,483
Operating costs and other:
Selling, general and administrative expenses	(1,251,212)	(1,268,411)	(3,774,719)	(3,320,038)
Research and development expenses	(289,517)	(287,506)	(843,243)	(736,406)
Earnings from unconsolidated joint venture	18,536	15,991	50,911	44,926

Operating profit	755,809	643,155	2,301,951	1,837,965
Non-operating income (expense):
Loss on early extinguishment of debt	—	(32,887)	—	(32,887)
Interest expense	(39,361)	(42,362)	(116,660)	(104,213)
Interest income	722	392	2,188	4,787

Earnings from continuing operations before income taxes	717,170	568,298	2,187,479	1,705,652
Income taxes	(168,435)	(52,890)	(518,541)	(333,919)

Net earnings from continuing operations	548,735	515,408	1,668,938	1,371,733
Earnings from discontinued operations, net of income taxes	—	8,020	92,858	229,817

Net earnings	$548,735	$523,428	$1,761,796	$1,601,550

Net earnings per share from continuing operations:
Basic	$0.79	$0.75	$2.40	$2.04

Diluted	$0.77	$0.73	$2.34	$1.97

Net earnings per share from discontinued operations:
Basic	$—	$0.01	$0.13	$0.34

Diluted	$—	$0.01	$0.13	$0.33

Net earnings per share:
Basic	$0.79	$0.76	$2.54 *	$2.38

Diluted	$0.77	$0.74	$2.47	$2.30

Average common stock and common equivalent shares outstanding:
Basic	695,208	687,259	694,095	672,022
Diluted	713,947	710,403	714,293	697,777

*	Net earnings per share amount does not add due to rounding.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website

(www.danaher.com)

DANAHER CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in 000’s except per share data)

	Three Months Ended			Year Ending December 31, 2012 Forecast				% Change 2011 Actual vs. Mid- Point of Forecasted Range for 2012
Adjusted Diluted Net Earnings Per Share from Continuing Operations	September 28, 2012	September 30, 2011	% Change	Low End	Mid-Point	High End	December 31, 2011 Actual
Diluted Net Earnings Per Share from Continuing Operations (GAAP)	$0.77	$0.73	5.5%	$3.14	$3.17	$3.19	$2.77	14.5%

Acquisition-related transaction costs deemed significant ($0 and $26 million pre-tax for each of the three months ended September 30, 2011 and year ended December 31, 2011, respectively) fair value adjustments to acquisition related inventory and deferred revenue balances and change-in-control payments to employees of Beckman Coulter ($93 million and $139 million pre-tax for the three months ended September 30, 2011 and year ended December 31, 2011, respectively).	—	0.10		—	—	—	0.18
Loss on early extinguishment of debt resulting from “make whole” payments associated with the retirement of certain of the acquired Beckman Coulter debt ($33 million pre-tax)	—	0.03		—	—	—	0.03
Reversal of reserve relating to legal contingency ($12 million pre-tax)	—	(0.01)		—	—	—	(0.01)
Gains from net reduction in income tax reserves, other discrete tax items and reduction of effective tax rate	—	(0.13)		—	—	—	(0.14)

Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$0.77	$0.72	7.0%	$3.14	$3.17	$3.19	$2.83	12.0%

Core Revenue Growth

Components of Revenue Growth	Three Months Ended September 28, 2012 vs. Comparable 2011 Period	Nine Months Ended September 28, 2012 vs. Comparable 2011 Period
Core (non-GAAP)	1.0%	2.0%
Acquisitions (non-GAAP)	1.5%	17.5%
Impact of currency translation (non-GAAP)	-3.0%	-2.5%

Total Revenue Growth (GAAP)	-0.5%	17.0%

Adjusted Diluted Net Earnings Per Share from Continuing Operations

We disclose the non-GAAP measure of adjusted diluted net earnings per share from continuing operations, which refers to GAAP diluted net earnings per share from continuing operations, excluding the items identified in the reconciliation schedule above. This non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this measure provides useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company’s overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue from existing operations excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition less the impact from the divestiture of a product line the sales of which (prior to the divestiture) were included in sales from acquired businesses (“acquisition sales”), and (2) the impact of currency translation. The portion of GAAP revenue from existing operations attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these non-GAAP measures provide useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.